UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2013

BARFRESH FOOD GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	333-168738	27-1994406
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

90 Madison Street, Suite 701 Denver, CO 80206
(Address of principal executive offices)

Registrant’s telephone number, including area code:  303-329-3008

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

As previously disclosed in the Current Report on Form 8-K filed on August 13, 2013 (the “Original 8-K”), Barfresh Food Group, Inc. (the “Company”) announced that it completed a private placement (the “Private Placement”) of 7,626,000 units (the “Units”) at a purchase price of $0.25 per Unit for a total aggregate amount of $1,906,500. This Form 8-K/A amends the Original 8-K to update the press release that was furnished as an exhibit thereto. In the process of uploading the Original 8-K, the incorrect press release was attached.  For ease of reference, Item 3.02 of the Original 8-K is restated herein.

Item 3.02	Unregistered Sales of Equity Securities.

On August 7, 2013, Barfresh Food Group, Inc. (the “Company”) completed a private placement (the “Private Placement”) of 7,626,000 units (the “Units”) at a purchase price of $0.25 per Unit for a total aggregate amount of $1,906,500. The Units were issued to accredited investors. Each Unit consists of one share of common stock, one warrant to purchase a share of common stock at a purchase price of $0.25 per share, and one warrant to purchase one-half share of common stock at a purchase price of $0.50 per share. No solicitation was made and no underwriting discounts were given or paid in connection with this transaction. Network 1 Financial Securities, Inc., a licensed broker dealer, acted as placement agent. The Company believes that the issuance of the Units was exempt from registration with the Securities and Exchange Commission pursuant to Section 4(2) of the Securities Act of 1933.

The net proceeds (following the payment expenses related to the Private Placement) will be used for general corporate and working capital purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Barfresh Food Group Inc. (Registrant)

Date: September 24, 2013	/s/ Arnold Tinter
Arnold Tinter, Chief Financial Officer